UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 19, 2013

KID BRANDS, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Meadowlands Plaza, 8th Floor, East Rutherford, New Jersey		07073
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 405-2400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02 Results of Operations and Financial Condition

On November 19, 2013, Kid Brands, Inc. (the “Company”) issued a press release (the “Release”) announcing, among other things, financial results for the quarter ended September 30, 2013.

In the Release, certain financial measures for each of the three months ended September 30, 2013 (“Q3 2013”), the nine months ended September 30, 2013 (the “2013 YTD Period”), the three months ended September 30, 2012 (“Q3 2012”), and the nine months ended September 30, 2012 (the “2012 YTD Period”) are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. In particular, “Adjusted net (loss)/income” and “Adjusted net (loss)/income per diluted share” for each of the foregoing periods are non-GAAP financial measures.

Adjusted net (loss)/income is defined as reported net (loss)/income, plus/minus certain items (including reversal of the relevant income tax provision or benefit), and the application of an assumed tax rate of 39% on the resulting adjusted pre-tax (loss)/income.

The specific adjustments to reported net loss to derive non-GAAP adjusted net (loss)/income and non-GAAP adjusted net (loss)/income per diluted share for each of Q3 2013, the 2013 YTD Period, Q3 2012 and the 2012 YTD Period are detailed in the reconciliation table at the end of the Release, which is attached hereto as Exhibit 99.1. In addition, as described in such reconciliation table, adjusted net income per diluted share for Q3 2012 and the 2012 YTD Period includes an adjustment to reflect the weighted-average dilutive effect of certain shares underlying in-the-money stock options and stock appreciation rights (such shares were excluded from the weighted-average diluted share calculation used to determine net loss per diluted share, as reported for such period, because the Company was in a net loss position for such period, and the inclusion of such shares would have been anti-dilutive). In the computation of adjusted net income per diluted share for Q3 2012 and the 2012 YTD Period, however, such shares were included.

These non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. However, the Company believes that the non-GAAP measures presented in the Release are useful to investors, as they enable the Company and its investors to evaluate and compare the Company’s results from operations and cash resources generated from the Company’s business in a more meaningful and consistent manner (by excluding specific items which are deemed not to be reflective of ongoing operating results) and provide an analysis of operating results using the same measures used by the Company’s chief operating decision makers to measure performance. These non-GAAP financial measures result largely from management’s determination that the facts and circumstances surrounding the excluded charges are not indicative of the ordinary course of the ongoing operation of the Company’s business. Consistent with this approach (and as described in the reconciliation table at the end of the Release), for the 2013 YTD Period, as one of the adjustments to reported net loss to determine non-GAAP adjusted net loss and non-GAAP adjusted net loss per diluted share, management has excluded the impact of non-cash stock-based compensation expense pertaining to an inducement award of 200,000 stock options granted to our President and Chief Executive Officer in connection with his appointment, which unlike typical inducement and other equity awards made by the Company, vested in full upon grant. Management believes that excluding the impact of the expense pertaining to this particular grant will help it (and its investors) to compare current period operating expenses against the operating expenses for prior periods. As a result, the non-GAAP financial measures presented in the Release may not be comparable to similarly titled measures reported by other companies, and are included only as supplementary measures of financial performance. This data is furnished to provide additional information and should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are included in the reconciliation table attached to the Release.

The information in this report (including Exhibit 99.1) is being furnished pursuant to Item 2.02 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1	Press Release of Kid Brands, Inc., dated November 19, 2013, announcing, among other things, financial results for the quarter ended September 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2013	KID BRANDS, INC.

	By:	/s/ Kerry Carr
Kerry Carr
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Kid Brands, Inc., dated November 19, 2013, announcing, among other things, financial results for the quarter ended September 30, 2013.